Comdisco, Inc. and Subsidiaries                                    Exhibit 12.00

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(dollars in millions)


                                  Three months ended
                                      December 31,     For the years ended September 30,
                                  ------------------   ---------------------------------

                                      2000   1999      2000   1999   1998   1997   1996
                                      ----   ----      ----   ----   ----   ----   ----
Fixed charges
  Interest expense <F1> ...........   $101   $ 84      $384   $341   $329   $301   $267

  Approximate portion of
    rental expense representative
    of an interest factor .........      2      2         7      6      5      4      7
                                      ----   ----      ----   ----   ----   ----   ----
  Fixed charges ...................    103     86       391    347    334    305    274

Earnings from continuing operations
 before income taxes,
 net of preferred stock dividends .    135     91       398    110    238    203    176
                                      ----   ----      ----   ----   ----   ----   ----
Earnings from continuing operations
 before income taxes
 and fixed charges ................   $238   $177      $789   $457   $572   $508   $450
                                      ====   ====      ====   ====   ====   ====   ====

Ratio of earnings to fixed charges    2.31   2.06      2.02   1.32   1.71   1.67   1.64
                                      ====   ====      ====   ====   ====   ====   ====

Rental expense:
  Equipment subleases .............   $ --   $  1      $  3   $  4   $  5   $  6   $ 14
  Office space, furniture, etc ....      5      4        17     14      9      7      8
                                      ----   ----      ----   ----   ----   ----   ----

     Total ........................   $  5   $  5      $ 20   $ 18   $ 14   $ 13   $ 22
                                      ====   ====      ====   ====   ====   ====   ====

     1/3 of rental expense ........   $  2   $  2      $  7   $  6   $  5   $  4   $  7
                                      ====   ====      ====   ====   ====   ====   ====


<F1> Includes interest expense incurred by  technology  services and included in technology services expense on the consolidated statements of earnings. The fiscal 2000 and 1999 periods include interest expense incurred by discontinued operations and included in the loss on discontinued operations on the consolidated statements of earnings.

                                      -35-